Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

BRICK TOP PRODUCTIONS, INC.

and

MARTIN FISCHER

dated as of

December 24, 2013

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of  December 24, 2013, is entered into between Martin Fischer, an individual resident of Tennessee ("Seller") and Brick Top Productions, Inc., a Florida corporation ("Buyer").

RECITALS

WHEREAS, Seller owns 85% of the issued and outstanding shares of common stock of S&G Holdings, Inc., a Tennessee corporation (the "Company"), Nic Dugger owns 10% of the issued and outstanding shares of common stock of the Company, and Dale Jensen 5% of the issued and outstanding shares of common stock of the Company; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, 75% of the issued and outstanding shares of common stock of the Company (the "Shares"), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Audited Financial Statements" has the meaning set forth in Section 3.06.

"Balance Sheet" has the meaning set forth in Section 3.06.

"Balance Sheet Date" has the meaning set forth in Section 3.06.

"Benefit Plan" has the meaning set forth in Section 3.18.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Florida are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 6.02.

"Closing" has the meaning set forth in Section 2.04.

"Closing Date" has the meaning set forth in Section 2.04.

"Common Stock" has the meaning set forth in Section 3.03(a).

"Company" has the meaning set forth in the recitals.

"Company Intellectual Property" has the meaning set forth in Section 3.12(a).

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $"  means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"Financial Statements" has the meaning set forth in Section 3.06.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Insurance Policies" has the meaning set forth in Section 3.14.

"Intellectual Property" has the meaning set forth in Section 3.12(a).

"Intellectual Property Registrations" has the meaning set forth in Section 3.12(b).

"Interim Balance Sheet" has the meaning set forth in Section 3.06.

"Interim Balance Sheet Date" has the meaning set forth in Section 3.06.

"Interim Financial Statements" has the meaning set forth in Section 3.06.

"Knowledge of Seller” or “Seller's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller or the Company, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.07.

"Licensed Intellectual Property" has the meaning set forth in Section 3.12(a).

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

"Material Contracts" has the meaning set forth in Section 3.09(a).

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.10(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Purchase Price" has the meaning set forth in Section 2.02.

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Seller" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 6.03.

"Shares" has the meaning set forth in the recitals.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Documents" means this Agreement and that certain Employment Agreement between Buyer, Seller, and the Company.

ARTICLE II
PURCHASE AND SALE

Section 2.01

Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02

Purchase Price. The aggregate purchase price for the Shares shall be $210,000.

Section 2.03

Transactions to be Effected at the Closing.

(a)

At the Closing, Buyer shall deliver to Seller:

(i)

the Purchase Price, by wire transfer of immediately available funds to an account of Seller; and

(ii)

the Transaction Documents.

(b)

At the Closing, Seller shall deliver to Buyer:

(i)

stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)

the Transaction Documents;

(iii)

all approvals, consents and waivers required by Buyer;

(iv)

a good standing certificate or certificate of existence for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized; and

(v)

such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c)

At the Closing, Buyer shall deliver $100,000 to the capital of the Company.

Section 2.04

Contributions to Company Capital.  Buyer shall make the following contributions to the capital of the Company in connection with the transactions set forth herein:

(a)

On March 31, 2014, Buyer shall contribute $125,000 to the capital of the Company.  In the event Buyer fails to make the foregoing contribution: (i) Buyer shall transfer and assign 600 of the Shares back to Seller; (ii) Seller shall transfer and assign to Buyer 100% of the stock options of Buyer received by Seller in connection with the transactions set forth herein and/or Sellers employment with Buyer (the “Options”), provided, in the event, as of the date of such transfer and assignment, Seller has previously exercised any such Options, Seller shall also transfer and assign to Buyer 100% of the shares issued to Seller upon said prior exercise of such Options; and (iii) Buyer’s obligations under Section 2.04(b) and 2.04(c) shall be waived.

(b)

On June 30, 2014, Buyer shall contribute $125,000 to the capital of the Company.  In the event Buyer fails to make the foregoing contribution: (i) Buyer shall transfer and assign 450 of the Shares back to Seller; (ii) Seller shall transfer and assign to Buyer 50% of the Options, provided, in the event, as of the date of such transfer and assignment, Seller has previously exercised 50% or more of such Options, Seller shall transfer and assign to Buyer all unexercised Options and Seller shall transfer and assign to Buyer that number of the shares issued to Seller upon said prior exercise of such Options such that the total number of unexercised Options and shares transferred and assigned to Buyer equals 50% of the number of originally issued Options; and (iii) Buyer’s obligations under Section 2.04(c) shall be waived.

(c)

On September 30, 2014, Buyer shall contribute $115,000 to the capital of the Company.  In the event Buyer fails to make the foregoing contribution: (i) Buyer shall transfer and assign 312 of the Shares back to Seller; and (ii) Seller shall transfer and assign to Buyer 25% of the Options, provided, in the event, as of the date of such transfer and assignment, Seller has previously exercised 75% or more of such Options, Seller shall transfer and assign to Buyer all unexercised Options and Seller shall transfer and assign to Buyer that number of the shares issued to Seller upon said prior exercise of such Options such that the total number of unexercised Options and shares transferred and assigned to Buyer equals 25% of the number of originally issued Options.

(d)

In the event Seller is entitled to receive an assignment of Shares pursuant to Section 2.04, Buyer agrees to execute and deliver an assignment acceptable to Seller and any other documents that Seller may reasonably require to vest in Seller the rights granted to Seller in Section 2.04 within 14 days following the date upon which Seller becomes entitled to such assignment.  In the event Buyer is entitled to receive an assignment of shares or Options pursuant to Section 2.04, Seller agrees to execute and deliver an assignment acceptable to Buyer and any other documents that Buyer may reasonably require to vest in Buyer the rights granted to Buyer in Section 2.04 within 14 days following the date upon which Buyer becomes entitled to such assignment.

Section 2.05

Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place concurrently with the execution of this Agreement (the "Closing", the day on which the Closing takes place being the "Closing Date").

Section 2.06

Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01

Organization and Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02

Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Tennessee and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03

Capitalization.

(a)

The authorized capital stock of the Company consists of 5,000 shares of common stock, no par value ("Common Stock"), of which 1,200 shares are issued and outstanding. All of the issued and outstanding Common Stock has been duly authorized, is validly issued, fully paid and non-assessable, and is owned of record and beneficially by Seller, Nic Dugger, and Dale Jensen.  The Shares are free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own 75% of the issued and outstanding Common Stock, free and clear of all Encumbrances.

(b)

All of the issued and outstanding Common Stock was issued in compliance with applicable Laws. None of the issued and outstanding Common Stock was issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)

There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04

No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.  The Company is doing business as High Five Entertainment.

Section 3.05

No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06

Financial Statements. Complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as at December 31st in each of the years 2012 and 2011 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the "Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2013, and the related statements of income and retained earnings, stockholders' equity and cash flow for the nine-month period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2012, is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Company as of September 30, 2013, is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07

Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08

Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)

event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)

issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(c)

declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(d)

material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e)

entry into any Contract that would constitute a Material Contract;

(f)

incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)

transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(h)

transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(i)

acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(j)

imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(k)

action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(l)

any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09

Material Contracts.

(a)

Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedules, being "Material Contracts"):

(i)

each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days' notice;

(ii)

all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)

all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)

all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v)

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 30 days' notice;

(vi)

except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(vii)

all Contracts with any Governmental Authority to which the Company is a party;

(viii)

all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)

any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)

all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xi)

all collective bargaining agreements or Contracts with any union to which the Company is a party; and

(xii)

any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)

Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10

Title to Assets; Real Property.

(a)

The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(i)

those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)

liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)

mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)

easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v)

liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)

Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11

Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.12

Intellectual Property.

(a)

"Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company ("Company Intellectual Property") and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Seller ("Licensed Intellectual Property"):

(i)

trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)

internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii)

original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)

confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)

patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b)

Section 3.12(b) of the Disclosure Schedules lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, "Intellectual Property Registrations"), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company's current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(c)

The Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances.

(d)

Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company's current or planned business or operations.

(e)

The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company's conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person.

(f)

Section 3.12(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property.

Section 3.13

Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14

Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors and officers' liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies"). The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.15

Legal Proceedings; Governmental Orders.

(a)

There are no Actions pending or, to Seller's Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)

There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16

Compliance With Laws.  To Seller’s Knowledge, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

Section 3.17

Environmental Matters. The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 3.18

Employee Benefit Matters.  Section 3.18 of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.18 of the Disclosure Schedules, each, a "Benefit Plan").

Section 3.19

Employment Matters.  Section 3.19 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

Section 3.20

Taxes. To Seller’s Knowledge:

(a)

All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)

The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)

No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)

The amount of the Company's Liability for unpaid Taxes for all periods ending on or before September 30, 2013, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(e)

The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

Section 3.21

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01

Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02

No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03

Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

ARTICLE V
COVENANTS

Section 5.01

Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.02

Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
INDEMNIFICATION

Section 6.01

Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.03, Section 3.17, Section 3.20, Section 3.21, and Section 4.01 shall survive indefinitely and the representations and warranties in Section 3.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.02

Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 6.03

Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 6.04

Certain Limitations. For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

ARTICLE VII
MISCELLANEOUS

Section 7.01

Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 7.02

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	S&G Holdings, Inc. 500 Church Street, Suite 600 Nashville, TN 37219 Facsimile: (615) 320-4199 E-mail: martinfischer@hfetv.net Attention: Martin Fischer, C.E.O.

If to Buyer:	Brick Top Productions, Inc. 433 Plaza Real, Suite 275 Boca Raton, FL 33432 Facsimile: (561) 962-4101 E-mail: abafer@bricktopproductions.com Attention: Alex Bafer, C.E.O

with a copy to:	Roetzel & Andress 350 East Las Olas Blvd., Ste. 1150 Ft. Lauderdale, FL 33301 Facsimile: (954) 462-4260 E-mail: cgage@ralaw.com Attention: Clint J. Gage

Section 7.03

Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.04

Entire Agreement. This Agreement and the other Transaction Documents constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 7.05

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.06

No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.07

Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.08

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b)

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF FT. LAUDERDALE AND COUNTY OF BROWARD, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.09

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

By:	/s/ Martin Fischer
Name:	Martin Fischer

BRICK TOP PRODUCTIONS, INC.

By:	/s/ Alex Bafer
Name:	Alex Bafer
Title:	Chief Executive Officer